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                                                                     EXHIBIT 4.1

August 19, 1998


Mr. Robert Vernagallo
Vice President
Union Bank of California
350 California Street, 6th Floor
San Francisco, California 94104

        Fax # - (415) 705-7566
        Re: $90,000,000 Line of Credit

Dear Bob:

        This letter is the notice required for the following items:

        1. Under section 2.8 of the Credit Agreement dated July 10, 1997, as amended, to permanently reduce the credit facility from $90,000,000 to $75,000,000 effective August 24, 1998 (3 business days from August 19, 1998).

        2. Under section 2.7.3 of the Credit Agreement dated July 10, 1997, as amended, to suspend $15,000,000 from the status of Activated Reserve Commitment Amount to Reserve Commitment Amount effective August 24, 1998 (3 business days from August 19, 1998).

        After implementing the above, the Company will have a $75,000,000 credit facility ($60,000,000 Activated and $15,000,000 Reserve).

        If you have any questions, please let me know.

Very truly yours,


Tom Sauer
Vice President and Treasurer


Cc: Delight Saxton